UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 8, 2016

ModusLink Global Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35319	04-2921333
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Trapelo Road, Suite 170 Waltham, Massachusetts		02451
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 663-5000

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

The 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of ModusLink Global Solutions, Inc. (the “Company”) was held pursuant to notice at the Ritz Carlton Marina del Rey, 4375 Admiralty Way, Marina del Rey, California 90292, on December 8, 2016.

The total number of shares of the Company’s Common Stock voted in person or by proxy at the Annual Meeting was 47,979,322, representing approximately 86.84% of the 55,249,076 shares outstanding and entitled to vote at the Annual Meeting.  Each director nominee was elected and each other matter submitted to a vote of the Company’s stockholders at the Annual Meeting was approved by the requisite vote. The final voting results for each of the proposals submitted to a vote of the stockholders of the Company at the Annual Meeting are set forth below.

Proposal 1 – Election of Class II directors. Anthony Bergamo and Philip E. Lengyel have each been elected to hold office until the 2019 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified, as a result of the following votes:

Name	Votes For	Votes Withheld	Broker Non-Votes
Anthony Bergamo	33,821,916	711,274	13,446,132
Philip E. Lengyel	33,813,552	719,638	13,446,132

Proposal 2 – To amend the Company’s Restated Certificate of Incorporation to effect a reverse stock split at a ratio in the range of 1-for-5 to 1-for-10 and a reduction in authorized common stock of the Company from 1,400,000,000 to 50,000,000 shares. Proposal 2 was approved as a result of the following vote:

Votes For	Votes Against	Abstentions	Broker Non-Votes
44,282,528	2,856,733	840,061	0

Proposal 3 – To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers. Proposal 3 was approved by the following vote:

Votes For	Votes Against	Abstentions	Broker Non-Votes
33,893,117	612,806	27,267	13,446,132

Proposal 4 – To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the current fiscal year. Proposal 4 was approved as a result of the following vote:

Votes For	Votes Against	Abstentions	Broker Non-Votes
46,729,018	1,148,641	101,663	0

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

December 9, 2016	ModusLink Global Solutions, Inc.

	By:	/s/ Louis J. Belardi
		Name:	Louis J. Belardi
		Title:	Chief Financial Officer